Exhibit 8.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                 April 20, 1998

PS Business Parks, Inc.
701 Western Ave., Suite 200
Glendale, California  91201-2397

Ladies and Gentlemen:

         We have acted as counsel to PS Business Parks, Inc., a California corporation (the "Company"), in connection with the registration of shares of preferred stock, par value $.01 per share (the "Preferred Stock"), shares of equity stock, par value $.01 per share (the "Equity Stock"), shares of common stock, par value $.01 per share (the "Common Stock"), warrants to purchase Preferred Stock, Equity Stock or Common Stock (the "Warrants") and depositary shares representing a fractional interest in a share of Preferred Stock (the "Depositary Shares"), with an aggregate public offering price of up to $500,000,000 on terms to be determined at the time of offering as more fully described in the Company's Registration Statement filed with the Securities and Exchange Commission on or about the date hereof ("Registration Statement," which includes the "Prospectus"). In connection with such registration, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

Basis for Opinions
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         The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions.

         In rendering our opinions, we have examined the following documents:
(1) the Prospectus; (2) the Amended and Restated Agreement and Plan of

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Reorganization (the "Merger Agreement") dated as of December 17, 1997, by and among Public Storage Properties XI, Inc. (the predecessor to the Company), American Office Park Properties, Inc., a California corporation ("AOPP") and Public Storage, Inc. ("PSI"); (3) the Agreement of Limited Partnership of PS Business Parks, L.P. (the "Operating Partnership") dated as of March 17, 1998, as amended through the date hereof; (4) the Restated Articles of Incorporation of the Company as filed with the California Secretary of State on March 17, 1998, as amended through the date hereof (the "Articles of Incorporation"); (5) the Agreement of Contribution and Merger dated December 23, 1997, by and among AOPP, New York State Common Retirement Fund, Acquiport Two Corporation, Acquiport Three Corporation and AOPP Acquisition Corp. Three; and (6) the Common Stock Purchase Agreement, dated January 23, 1998, by and among AOPP, ABKB/La Salle Securities Limited Partnership, Harvard Private Capital Realty, Inc., Cohen & Steers Capital Management, Inc., Morgan Stanley Asset Management, certain Fidelity entities and Stanford University. The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter of even date herewith (the "Management Representation Letter").

         For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Prospectus and the Management Representation Letter. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

         In our review, we have assumed that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation, have been and will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Moreover, we have assumed that the Company and the Operating Partnership have been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Prospectus.

         We assume for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of California and that the Operating Partnership is a duly organized and validly existing partnerships under the applicable laws of the State of California.

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         We further assume that AOPP will make an election to be taxed as a REIT for its taxable year ended December 31, 1997, and will not revoke such election for its short taxable year ending at the effective time of the merger of AOPP with and into the Company and that as of December 31, 1997, AOPP did not have any undistributed "earnings and profits" (as defined for purposes of Section 857(a)(2) of the Code) that were accumulated in a taxable year of AOPP, Acquiport Two Corporation, or any other "C corporation" prior to December 31, 1997.

Opinions
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         Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

         1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code for the taxable year ended December 31, 1997 and the Company's current organization and method of operation (as described in the Prospectus and the Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT.

         2. The discussion in the Prospectus under the heading "Certain Federal Income Tax Considerations," to the extent it describes matters of law or legal conclusions, is correct in all material respects.

         We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company or the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

         An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

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         We note that the Prospectus does not currently address the federal income tax considerations that may be relevant to a holder of the Preferred Stock, the Equity Stock, the Warrants or the Depositary Shares. It is our understanding that in the event the Company issues Preferred Stock, Equity Stock, Warrants, or Depositary Shares the Company will prepare a supplement to the Prospectus, which supplement will address the federal income tax considerations that are likely to be material to a holder of such securities.

         This opinion letter has been prepared solely for your benefit in connection with the filing of the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                         Very truly yours,


                                         /s/ HOGAN & HARTSON L.L.P.


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